EXHIBIT 99.1

CB Financial Services, Inc. Announces Second Quarter and Year-to-Date 2018 Financial Results

WASHINGTON, Pa., July 30, 2018 (GLOBE NEWSWIRE) -- CB Financial Services, Inc. (“CB” or the “Company”) (NASDAQGM: CBFV), the holding company of Community Bank (the “Bank”) and Exchange Underwriters, Inc., a wholly-owned insurance subsidiary of Community Bank, today announced its second quarter and year-to-date 2018 financial results.

Second Quarter 2018 Highlights

  The Company merged with First West Virginia Bancorp (“FWVB”), and the Bank merged with Progressive Bank, National Association (“FWVB merger”), as of April 30, 2018. The timing of the merger allowed the Company to meet the Russell 2000 reconstitution date and now trades within this small-cap stock market index.
  Net income for the three months ended June 30, 2018 was $1.1 million, compared to $1.8 million for the three month ended June 30, 2017. Primarily impacting net income were one-time merger expenses of $614,000 and various costs associated with strengthening the Bank’s back office infrastructure to handle additional volume of organic growth, and the FWVB merger for the quarter ended June 30, 2018.
  The Bank continued robust loan growth; excluding the addition of $96.3 million of acquired loans due to FWVB merger, total loans had organic growth of $16.5 million in the second quarter and an annualized net loan growth rate of 8.5%.
  Provision for loan losses increased $300,000, or 100.0%, to $600,000 for the three months ended June 30, 2018, compared to $300,000 for the three months ended June 30, 2017. This increase was related to loan growth and net charge-offs.
  Noninterest income increased $159,000 for the three months ended June 30, 2018, as compared to the three months ended June 30, 2017. This was mainly attributed to a loan referral fee for an Assumable Rate Conversion (“ARC”) loan and the liquidation of a partnership interest in the West Virginia Bankers Title Company.
  Net interest income for the second quarter increased $2.0 million, to $9.2 million as compared to $7.1 million for the second quarter of 2017. This is due to increases in loans and investment securities as a result of the FWVB merger and organic loan growth of $93.6 million since the third quarter of 2017.

The quarterly and year-to-date results were primarily impacted by the FWVB merger that closed in the current quarter. The merger brought approximately $283.7 million in low-cost deposits, $96.3 million in loans and eight branch locations in the Ohio Valley and Buckhannon, WV regions. In addition, we have added branch and back office personnel to accommodate the increased customer traffic and transaction volumes due to the FWVB merger. Our year-to-date financial results were impacted approximately $638,000 pre-tax for merger-related expenses.

Net income for the six months ended June 30, 2018 was $2.5 million, compared to $3.5 million for the six months ended June 30, 2017. Diluted earnings per share for the three and six months ended June 30, 2018 were $0.22 and $0.53, respectively, compared to $0.44 and $0.85 for the three and six months ended June 30, 2017, respectively. As mentioned in the previous narrative above, the FWVB merger had a significant impact to net income for the quarter and year-to-date. Removing the one-time, non-recurring merger expenses would have a beneficial impact to net income. Net income minus merger impact and various discreet one-time items would have been approximately $2.0 million and $3.3 million for the three and six months ended June 30, 2018. The diluted earnings per share impact of the removal of these items would have been $0.39 and $0.72 per share for the three and six months ended June 30, 2018, which would have been increases of $0.17 and $0.19 per share, for the aforementioned time periods, respectively.

“We are pleased to report on our second quarter and year-to-date financial performance for 2018. The second quarter recognized the closing of the FWVB merger,” said Patrick G. O’Brien, President and Chief Executive Officer. “Our combined organization has continued our momentum in both loan and deposit growth. Thanks to the employees of our combined organization, we are now poised to take the 'Community Bank' story and high-level of customer service to the Ohio Valley and Buckhannon, WV markets. The combination of these two like-minded and community-oriented financial organizations, will yield benefits for shareholders and customers for years to come. We look forward to the challenge of becoming the premier 'Community Bank' of choice in the tri-state region.”

STATEMENT OF INCOME REVIEW

Second Quarter Results

Net Interest Income.  Net interest income increased $2.0 million, or 28.6%, to $9.2 million for the three months ended June 30, 2018 compared to $7.1 million for the three months ended June 30, 2017.

Interest and dividend income increased $2.7 million, or 34.5%, to $10.7 million for the three months ended June 30, 2018 compared to $7.9 million for the three months ended June 30, 2017. Interest income on loans increased $2.0 million for the three months ended June 30, 2018, compared to the three months ended June 30, 2017. Average loans increased by $4.4 million for the three months ended June 30, 2018, compared to the three months ended June 30, 2017. This was primarily due to organic loan growth and the FWVB merger.  The FWVB merger not only affected the average loan balance, it also contributed to an increase of 9 basis points in loan yield. The credit mark recorded for the acquired loans in the FWVB merger was approximately $1.3 million. The impact of the accretion from both the FWVB and FedFirst Financial Corporation (“FFCO”) acquired loan portfolios for the three months ended June 30, 2018 was $93,000, or 5 basis points, compared to $173,000, or 11 basis points, for the three months ended June 30, 2017. The remaining credit mark balance for both acquired loan portfolios was $2.0 million as of June 30, 2018. Interest income on taxable securities increased $602,000 mainly due to an increase of $71.5 million in the average balance and 69 basis points in yield in the current period. This is a result of the FWVB merger, new purchases with higher prevailing yields replacing security calls and maturities with lower yields within the portfolio. Interest income on securities exempt from federal income tax increased by $84,000 in the current period. This was due to the FWVB merger that generated an average balance increase of $10.6 million. In addition, other interest and dividend income increased $14,000 as a result of increased interest earned on correspondent deposit banks and FHLB dividends in the current period.

Interest expense increased $703,000, or 86.4%, to $1.5 million for the three months ended June 30, 2018 compared to $814,000 for the three months ended June 30, 2017. Interest expense on deposits increased $511,000 due to an increase in average interest-bearing deposits of $158.9 million, primarily due to increases in deposits as a result of the FWVB merger. The average cost of interest-bearing deposits increased 18 basis points. This was primarily related to an interest rate hike in the current quarter by the Federal Reserve Board (“FRB”). Interest expense on short-term borrowings increased $188,000 primarily due to FHLB overnight borrowings that had an increase in average balance of $33.6 million during the current quarter due to funding loan growth pre-merger.

Provision for Loan Losses.  The provision for loan losses was $600,000 for the three months ended June 30, 2018 compared to $375,000 for the three months ended June 30, 2017. Net charge-offs for the three months ended June 30, 2018 were $125,000, which included $113,000 of net charge-offs on automobile loans, compared to $2,000 of net charge-offs for the three months ended June 30, 2017, which included $49,000 of net charge-offs on automobile loans. The increase in net charge-offs during the current period was due to reduced recoveries in the current period and higher automobile loan charge-offs. Management analyzes the loan portfolio on a quarterly basis to determine the adequacy of the allowance for loan losses and the need for additional provisions for loan losses. The increase in the quarterly provision was primarily due to loan growth. This was partially offset by improvements in the local economy and industry conditions which had a positive impact on the qualitative factors within the allowance calculation.

Noninterest Income.  Noninterest income increased $159,000, or 8.1%, to $2.1 million for the three months ended June 30, 2018 compared to $1.8 million for the three months ended June 30, 2017. Other commissions increased $156,000 due to the current quarter recognition of the ARC loan referral fee and liquidation of a partnership interest in the West Virginia Bankers Title Company, an item that was resolved from the FWVB merger. Service fees on deposit accounts decreased $19,000 due to increased ATM and check card fees in the current quarter. The fair value of equity securities increased $44,000 due to the first quarter adoption of Accounting Standard Update (“ASU”) 2016-01, Financial Instruments – Overall (Subtopic 825-10), which requires equity investments (except those accounted for under the equity method or are that consolidated) to be measured at fair value with changes in fair value recognized in net income. As required, the $44,000 gain was recognized due to current market conditions. Insurance commissions from Exchange Underwriters increased $38,000 due to increased direct bill commercial and personal lines commission and fee income as a result of the revenue recognition standard adopted in the first quarter, partially offset by a decrease in contingency fees received in the current period. Contingency fees are commissions that are contingent upon several factors including, but not limited to, eligible written premiums, earned premiums, incurred losses and stop loss charges. There was a decrease in the net gains on the sales of residential mortgage loans of $116,000. The decrease in gains was primarily due to a decrease in the number of loans originated and subsequently sold to the FHLB as part of the Mortgage Partnership Finance® (“MPF®”) program and an increase in mortgage rates. The MPF® program enables member financial institutions to offer competitive interest rates for fixed-rate mortgage loans without assuming any of the interest rate risk associated with a long-term asset. Net gains on the sales of investments decreased $70,000 due to the sale of equity securities in the prior year.

Noninterest Expense.  Noninterest expense increased $3.0 million, or 48.2%, to $9.3 million for the three months ended June 30, 2018 compared to $6.3 million for the three months ended June 30, 2017. Salaries and employee benefits increased $1.4 million primarily due to the addition of Progressive Bank-retained employee salaries, salary increases related to back office personnel,  health care and retirement benefits expenses mostly related to the FWVB merger. In addition, incentive compensation related to loan origination semi-annual bonus matrix payout.  Merger-related expenses increased $614,000 due to the FWVB merger. Amortization of Core Deposit Intangible (“CDI”) increased $267,000 due to the CDI recorded for the FWVB merger. Other noninterest expense increased $210,000 primarily due to loan expenses, office supplies, telephone, travel, and meals and entertainment expenses. Occupancy increased $184,000 primarily due to increases in property contracted services, rent expense and real estate taxes due to the FWVB merger and completion of the Barron P. (“Pat”) McCune Corporate Center (“BPMCC”) in Washington, PA. Equipment expense increased $33,000 primarily due to equipment maintenance contracts and data processing expense related to the FWVB merger. The Federal Deposit Insurance Corporation (“FDIC”) assessment expense increased $76,000 due to an assessment factor increase by the FDIC in the computation of the insurance assessment and average asset growth related to the FWVB merger. Legal and professional fees increased $43,000 primarily due to prior year quarter refund of legal fees from delinquent loans.

Income Tax Expense.  Income taxes decreased $430,000 to $266,000 for the three months ended June 30, 2018 compared to $696,000 for the three months ended June 30, 2017. The effective tax rate for the three months ended June 30, 2018 was 19.6% compared to 27.9% for the three months ended June 30, 2017. The decrease in income taxes was due to a decrease of $1.1 million in pre-tax income and the reduction of the federal statutory income tax rate from 34% in the prior year quarter to 21% in the current year quarter, due to the enactment of the new federal tax law titled “Tax Cuts and Jobs Act of 2017” on December 22, 2017.

Year-to-Date Results

Net Interest Income.  Net interest income increased $2.7 million, or 18.8%, to $16.8 million for the six months ended June 30, 2018 compared to $14.1 million for the six months ended June 30, 2017.

Interest and dividend income increased $3.7 million, or 23.2%, to $19.4 million for the six months ended June 30, 2018 compared to $15.7 million for the six months ended June 30, 2017. Interest income on loans increased $2.9 million primarily due to an increase in average loans outstanding of $127.3 million for the six months ended June 30, 2018. The increase in average loans was mainly due to the FWVB merger and organic loan growth of approximately $53.2 million the current period. This was partially offset by a decrease of $247,000 in accretion on the acquired loan portfolios credit mark for the six months ended June 30, 2018. Credit mark accretion of $159,000, or 9 basis points, was recognized in the six months ended June 30, 2018 compared to $406,000, or 25 basis points, for the six months ended June 30, 2017.  Interest income on taxable securities increased $675,000 in the current period. In addition, an increase of 48 basis points in yield resulted from securities acquired in the FWVB merger. The average balance for taxable securities increased $3.3 million for the year ended June 30, 2018. Interest income on securities exempt from federal tax increased $103,000 due to securities acquired in the FWVB merger with higher prevailing yields. There was an increase of $7.1 million in the average balance on securities exempt from federal tax and a decrease of 55 basis points in yield as a result of the prior year reduction in the federal statutory income tax rate from 34% to 21%.

Interest expense increased $1.0 million, or 62.5%, to $2.6 million for the six months ended June 30, 2018 compared to $1.6 million for the six months ended June 30, 2017. Interest expense on deposits increased $644,000 due to current year rate increases and an increase in average interest-bearing deposits of $92.7 million, which is attributed primarily to the FWVB merger. The average cost of interest-bearing deposits increased 13 basis points. In addition, short-term borrowings increased $366,000 in the current period due to increased interest rates on FHLB overnight borrowings that had an average balance increase of $38.0 million, and on securities sold under agreements to repurchase.

Provision for Loan Losses.  The provision for loan losses increased $1.4 million, to $2.1 million, for the six months ended June 30, 2018, compared to $720,000 of provision for loan losses for the six months ended June 30, 2017, of which $250,000 was attributed to the FFSB acquired loan portfolio. Net charge-offs for the six months ended June 30, 2018 were $1.5 million, which included $200,000 of net charge-offs on automobile loans, compared to net charge-offs of $440,000 for the six months ended June 30, 2017, which included $287,000 of net charge-offs on automobile loans. The increase in net charge-offs for the current year was due to charge-offs of $496,000, $443,000 and $238,000 for three commercial and industrial relationships. The provision for loan losses was impacted in the current period by the recording of $2.1 million of provision for the originated loan portfolio due to the above-mentioned loan charge-offs and to appropriately reflect risk associated with the originated loan portfolio as of June 30, 2018. Additionally, this was due to growth in the loan portfolio and average loan balances, partially offset by the local economy which had a positive impact on the qualitative factors within the allowance calculation. The acquired loan portfolio from the FWVB merger recorded an approximate credit mark of $1.3 million. Management analyzes the loan portfolio on a quarterly basis to determine the adequacy of the allowance for loan losses and credit mark on acquired loan portfolios, with the possible need for additional provisions for loan losses.

Noninterest Income.  Noninterest income increased $169,000, or 4.2%, to $4.2 million for the six months ended June 30, 2018 compared to $4.0 million at June 30, 2017. There was an increase of $485,000 for other commissions due to insurance proceeds recognized by a claim on a bank-owned life insurance policy due to the death of a former officer of the Bank, current quarter recognition of the ARC loan referral fee and liquidation of a partnership interest in the West Virginia Bankers Title Company, an item that was resolved from the FWVB merger. Service fees on deposit accounts increased $101,000 primarily due to increased ATM fees due to an increased volume of customer transactions and check card fees. There was a decrease in the net gains on sales of residential mortgage loans of $198,000. The decrease in gains was primarily due to a decrease in the number of loans originated and subsequently sold to the FHLB as part of the Mortgage Partnership Finance® (“MPF®”) program and an increase in mortgage rates. The MPF® program enables member financial institutions to offer competitive interest rates for fixed-rate mortgage loans without assuming any of the interest rate risk associated with a long-term asset. Net gains on the sales of investments decreased $122,000 due to the sale of equity securities in the prior period. There was an $117,000 decrease in insurance commissions from Exchange Underwriters mainly due to a decrease in contingency fees received in the current period.

Noninterest Expense.  Noninterest expense increased $3.5 million, or 27.8%, to $16.0 million for the six months ended June 30, 2018 compared to $12.5 million for the six months ended June 30, 2017. Salaries and employee benefits increased $1.6 million, primarily due to additional employees, salary increases, and retirement benefits as a direct result of the FWVB merger, incentive compensation due to loan origination semi-annual bonus matrix payout, employee group health insurance and employee stock options. Merger-related expenses increased $638,000 due to the FWVB merger. Amortization of Core Deposit Intangible (“CDI”) increased $267,000 due to the CDI recorded for the FWVB merger.  Other noninterest expense increased $265,000 primarily due to office supplies, telephone, loan expenses, travel and meals, and entertainment. Equipment and occupancy increased $218,000 and $206,000, respectively, primarily due to equipment purchases, and new maintenance contracts related to the FWVB merger and the BPMCC. FDIC assessment fees increased $131,000 due to an assessment factor increase by the FDIC in the computation of the insurance assessment and average asset growth related to the FWVB merger. Legal and professional fees increased $14,000 due to increased consultation fees in connection with Exchange Underwriters. Advertising increased $35,000 related to increases in print/media advertising and promotional items to promote the FWVB merger.

Income Tax Expense.  Income taxes decreased $993,000 to $433,000 for the six months ended June 30, 2018 compared to $1.4 million for the six months ended June 30, 2017. The effective tax rate for the six months ended June 30, 2018 was 15.0% compared to 28.9% for the six months ended June 30, 2017. The decrease in income taxes was primarily due to a decrease of $2.0 million in pre-tax income. The expected effective tax rate for the current year 2018 is 18.1%, which was calculated by excluding the one-time income on a bank-owned life insurance claim of approximately $421,000, which represents a discrete tax item for Q1 2018. The decrease in income taxes was due to the enactment of the Tax Cuts and Jobs Act of 2017, which reduced the corporate statutory federal income tax rate from 34% to 21% effective January 1, 2018.

STATEMENT OF FINANCIAL CONDITION REVIEW

Assets.  Total assets increased $297.2 million, or 31.8%, to $1.2 billion at June 30, 2018 compared to $934.5 million at December 31, 2017.

Cash and due from banks increased $3.6 million, or 17.2%, to $24.2 million at June 30, 2018 compared to $20.6 million at December 31, 2017. This is primarily the result of cash acquired due to the FWVB merger.

Investment securities classified as available-for-sale increased $101.5 million, or 82.2%, to $225.1 million at June 30, 2018 compared to $123.6 million at December 31, 2017. This increase was primarily the result of securities acquired the FWVB merger.

Loans, net, increased $146.7 million, or 19.9%, to $882.3 million at June 30, 2018 compared to $735.6 million at December 31, 2017. This was primarily due to the Progressive Bank acquired loan portfolio of $96.3 million and net organic loan originations of $47.7 million on commercial real estate loans and $9.3 million on residential mortgage loans, partially offset by decreases of $4.0 million on commercial and industrial loans and $3.3 million on construction loans.

Premises and equipment, net, increased $16.2 million, or 96.8%, to $32.9 million at June 30, 2018 compared to $16.7 million at December 31, 2017. This is due to the additions related to the eight branch locations from the FWVB merger with a fair market value of approximately $13.0 million, including a purchase accounting adjustment of approximately $8.0 million. In addition, there was $3.5 million related to the new BPMCC that was placed into service in the second quarter. Total premises and equipment capitalized for the new Corporate Center totaled $5.9 million. The Corporate Center building was previously taken into premises and equipment from a previously defaulted loan relationship in the first quarter of 2016.

Liabilities.  Total liabilities increased $256.6 million, or 30.5%, to $1.1 billion at June 30, 2018 compared to $841.2 million at December 31, 2017.

Total deposits increased $251.2 million, or 32.5%, to $1.0 billion at June 30, 2018 compared to $773.3 million at December 31, 2017. There were increases of $73.8 million in savings accounts, $59.4 million in demand deposits, $45.0 million in time deposits, $43.0 million in money market accounts and $32.9 million in NOW accounts, partially offset by a decrease of $3.0 million in brokered deposits. This increase is due to approximately $283.7 million deposits acquired in the FWVB merger with a decrease of $2.5 million in deposits as of June 30, 2018. The legacy Community Bank deposit portfolio had approximately $30.0 million decrease in deposits. In addition, school district and municipal deposits decreased $20.5 million mainly due to a local government depositor withdrawing funds in the first quarter of approximately $17.0 million. The Bank has been selective on offering promotional interest rates and has concentrated its efforts on increasing noninterest-bearing accounts by building strong customer relationships.

Short-term borrowings increased $7.6 million, or 19.1%, to $47.2 million at June 30, 2018 compared to $39.6 million at December 31, 2017. At June 30, 2018, short-term borrowings were comprised of $29.2 million of securities sold under agreements to repurchase and $18.0 million of FHLB overnight borrowings, compared to $25.8 million of securities sold under agreement to repurchase and $13.8 million of FHLB overnight borrowing at December 31, 2017. The increase is related to loan originations that exceeded available cash reserves and an increase in business deposit customers whose funds, above designated target balances, are transferred into an overnight interest-earning investment account by purchasing securities from the Bank’s investment portfolio under an agreement to repurchase. Other borrowed funds decreased by $1.2 million due to a $3.5 million maturing FHLB long-term borrowing that was retired in the current period, partially offset by $2.3 million of amortizing fixed-rate FHLB borrowings that were acquired in the FWVB merger. As a result of current period activity, the weighted average interest rate on long-term borrowings increased by 37 basis points to 2.29%.

Stockholders’ Equity.  Stockholders’ equity increased $40.6 million, or 43.5%, to $133.8 million at June 30, 2018 compared to $93.3 million at December 31, 2017. During the period, 1,317,647 shares of CBFV stock were issued to shareholders of FWVB in the merger. The approximate value of this stock issuance was $42.0 million. Net income was $2.5 million for the six months ended June 30, 2018. The Company paid $2.1 million in dividends to stockholders, and the unrealized loss on investment securities increased by $1.5 million due to the addition of the FWVB securities portfolio of approximately $102.0 million due to merger and current market conditions.

About CB Financial Services, Inc

CB Financial Services, Inc. is the bank holding company for Community Bank, a Pennsylvania-chartered commercial bank headquartered in Washington, Pennsylvania. Community Bank operates sixteen offices in Greene, Allegheny, Washington, Fayette, and Westmoreland Counties in southwestern Pennsylvania, seven offices in Brooke, Marshall, Ohio, Upshur and Wetzel Counties in West Virginia, and one office in Belmont County in Ohio. Community Bank offers a broad array of retail and commercial lending and deposit services, and provides commercial and personal insurance brokerage services through Exchange Underwriters, Inc., its wholly owned subsidiary. Financial highlights of the Company are attached.

For more information about CB and Community Bank, visit our website at www.communitybank.tv.

Statements contained in this press release that are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and such forward-looking statements are subject to significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions contained in the Act. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, general economic conditions, changes in federal and state regulation, actions by our competitors, loan delinquency rates, our ability to control costs and expenses, and other factors that may be described in the Company’s periodic reports as filed with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company assumes no obligation to update any forward-looking statements except as may be required by applicable law or regulation.

SELECTED FINANCIAL INFORMATION

	(Unaudited)
(Dollars in thousands, except share and per share data)	June 30,	December 31,
Selected Financial Condition Data:	2018	2017
Total Assets	$1,231,660	$934,486
Cash and Cash Equivalents	24,178	20,622
Securities Available-for-Sale	225,125	123,583

Loans
Real Estate:
Residential	328,628	273,438
Commercial	284,588	209,037
Construction	32,975	36,149
Commercial and Industrial	107,464	107,835
Consumer	121,175	114,557
Other	16,860	3,376
Total Loans	891,690	744,392
Allowance for Loan Losses	9,371	8,796
Loans, Net	882,319	735,596

Premises and Equipment, Net	32,894	16,712
Goodwill and Core Deposit Intangible	31,023	8,237
Deposits	1,024,560	773,344
Borrowings	70,461	64,105
Stockholders' Equity	133,806	93,256

	(Unaudited)		(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
Selected Operations Data:	2018	2017	2018	2017
Interest and Dividend Income	$10,690	$7,949	$19,397	$15,740
Interest Expense	1,517	814	2,616	1,610
Net Interest Income	9,173	7,135	16,781	14,130
Provision for Loan Losses	600	300	2,100	720
Net Interest Income After Provision for Loan Losses	8,573	6,835	14,681	13,410
Noninterest Income:
Service Fees on Deposit Accounts	719	625	1,310	1,209
Insurance Commissions	880	842	1,811	1,928
Other Commissions	263	107	696	211
Net Gains on Sales of Loans	46	162	54	252
Net Gains on Sales of Investments	-	70	-	122
Fair Value of Equity Securities	44	-	19	-
Net Gains on Purchased Tax Credits	11	15	22	29
Income from Bank-Owned Life Insurance	127	116	235	232
Other	35	29	64	59
Total noninterest income	2,125	1,966	4,211	4,042

Noninterest Expense:
Salaries and Employee Benefits	4,865	3,424	8,560	6,913
Occupancy	788	604	1,358	1,152
Equipment	632	473	1,130	912
FDIC Assessment	158	82	294	163
PA Shares Tax	197	186	396	376
Contracted Services	171	157	310	289
Legal and Professional Fees	145	102	285	243
Advertising	211	182	342	307
Bankcard Processing Expense	139	131	268	254
Other Real Estate Owned Expense	(19)	1	(12)	6
Amortization of Core Deposit Intangible	400	133	534	267
Merger-Related	614	-	638	-
Other	1,039	829	1,904	1,639
Total noninterest expense	9,340	6,304	16,007	12,521
Income Before Income Taxes	1,358	2,497	2,885	4,931
Income Taxes	266	696	433	1,426
Net Income	$1,092	$1,801	$2,452	$3,505

Dividends Per Share	$0.22	$0.22	$0.44	$0.44
Earnings Per Share - Basic	0.22	0.44	0.54	0.86
Earnings Per Share - Diluted	0.22	0.44	0.53	0.85

Weighted Average Shares Outstanding - Basic	5,000,209	4,088,025	4,550,580	4,087,659
Weighted Average Shares Outstanding - Diluted	5,061,788	4,105,338	4,601,134	4,101,861

	(Unaudited)		(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
Selected Financial Ratios(1):	2018	2017	2018	2017
Return on Average Assets	0.38%	0.82%	0.47%	0.82%
Return on Average Equity	3.83	7.87	4.77	7.76
Average Interest-Earning Assets to Average Interest-Bearing Liabilities	133.00	135.89	133.59	134.89
Average Equity to Average Assets	9.98	10.49	9.93	10.52
Net Interest Rate Spread	3.33	3.42	3.34	3.45
Net Interest Margin	3.52	3.56	3.53	3.59
Net Charge-Offs to Average Loans	0.06	0.00	0.38	0.13
Efficiency Ratio	82.67	69.27	76.25	68.90

	(Unaudited)
	June 30,	December 31,
	2018	2017
Allowance For Loan Losses to Total Loans (2)	1.05%	1.18%
Allowance For Loan Losses to Nonperforming Loans (2) (6)	129.81	121.31
Allowance For Loan Losses to Noncurrent Loans (2) (7)	223.01	215.17
Allowance For Loan Losses and Accrued Credit Mark to Total Loans (3)	1.27	1.28
Allowance For Loan Losses and Accrued Credit Mark to Nonperforming Loans (3) (6)	18.48	137.24
Allowance For Loan Losses and Accrued Credit Mark to Noncurrent Loans (3) (7)	31.74	243.42
Nonperforming Loans to Total Loans (6)	0.81	0.97
Noncurrent Loans to Total Loans (7)	0.47	0.55
Nonperforming Assets to Total Assets	0.66	0.81
Common Equity Tier 1 Capital (to Risk Weighted Assets) (4)	12.02	12.22
Tier 1 Capital (to Risk Weighted Assets) (4)	12.02	12.22
Total Capital (to Risk Weighted Assets) (4)	13.12	13.47
Tier 1 Leverage (to Adjusted Total Assets) (4)	9.23	9.27
Common Equity Tier 1 Capital (to Risk Weighted Assets) (5)	12.43	12.62
Tier 1 Capital (to Risk Weighted Assets) (5)	12.43	12.62
Total Capital (to Risk Weighted Assets) (5)	13.53	13.89
Tier 1 Leverage (to Adjusted Total Assets) (5)	9.48	9.58
Book Value Per Share	$24.71	$22.77
Outstanding Shares	5,414,299	4,095,957

(1) Interim period ratios are calculated on an annualized basis.
(2) Loans acquired in connection with the mergers with FedFirst Financial Corporation and First West Virginia Bancorp were recorded at their estimated fair value at the acquisition date and did not include a carryover of the pre-merger allowance for loan losses.
(3) Accrued credit mark for loans acquired at fair market value in connection with the mergers with FedFirst Financial Corporation and First West Virginia Bancorp have been included in the calculation of the ratios.
(4) Capital ratios are for Community Bank only.
(5) Capital ratios are for CB Financial Services, Inc.
(6) Nonperforming loans consist of nonaccrual loans, accruing loans that are 90 days or more past due, and troubled debt restructured loans.
(7) Noncurrent loans consist of nonaccrual loans and accruing loans that are 90 days or more past due.

Note:
Certain items previously reported may have been reclassified to conform with the current reporting period’s format.

AVERAGE BALANCES AND YIELDS

The following tables present information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting average yields and costs. Average balances are derived from daily balances over the periods indicated. The yields set forth below include the effect of deferred fees, discounts, and premiums that are amortized or accreted to interest income or interest expense. Tax-equivalent yield adjustments have been made for tax exempt loan and securities income utilizing a marginal federal tax rate of 21% for 2018 and 34% for 2017. As such, amounts will not agree to income as reported in the consolidated financial statements. Average balances for loans are net of the allowance for loan losses, and include nonaccrual loans. The yields and costs for the periods indicated are derived by dividing annualized income or expense by the average balances of assets or liabilities, respectively, for the periods presented.

	(Dollars in thousands) (Unaudited)
	Three Months Ended June 30,
	2018			2017
		Interest			Interest
	Average	and	Yield/	Average	and	Yield/
	Balance	Dividends	Cost (4)	Balance	Dividends	Cost (4)
Assets:
Interest-Earning Assets:
Loans, Net	$840,537	$9,288	4.43%	$670,231	$7,251	4.34%
Investment Securities
Taxable	152,867	988	2.59	81,409	386	1.90
Exempt From Federal Tax	46,101	371	3.22	35,529	325	3.66
Other Interest-Earning Assets	17,102	142	3.33	30,666	115	1.50
Total Interest-Earning Assets	1,056,607	10,789	4.10	817,835	8,077	3.96
Noninterest-Earning Assets	89,250			57,904
Total Assets	$1,145,857			$875,739

Liabilities and
Stockholders' equity:
Interest-Bearing Liabilities:
Interest-Bearing Demand Deposits	$163,801	139	0.34%	$125,695	78	0.25%
Savings	188,628	124	0.26	129,719	60	0.19
Money Market	159,898	201	0.50	136,026	88	0.26
Time Deposits	197,281	722	1.47	159,309	449	1.13
Total Interest-Bearing Deposits	709,608	1,186	0.67	550,749	675	0.49

Borrowings	84,834	331	1.56	51,070	139	1.09
Total Interest-Bearing Liabilities	794,442	1,517	0.77	601,819	814	0.54

Noninterest-Bearing Demand Deposits	231,491			178,478
Other Liabilities	5,527			3,617
Total Liabilities	1,031,460			783,914

Stockholders' Equity	114,397			91,825
Total Liabilities and
Stockholders' Equity	$1,145,857			$875,739

Net Interest Income		$9,272			$7,263

Net Interest Rate Spread (1)			3.33%			3.42%
Net Interest-Earning Assets (2)	$262,165			$216,016
Net Interest Margin (3)			3.52			3.56
Return on Average Assets			0.38			0.82
Return on Average Equity			3.83			7.87
Average Equity to Average Assets			9.98			10.49
Average Interest-Earning Assets to
Average Interest-Bearing Liabilities			133.00			135.89

(1) Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2) Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3) Net interest margin represents net interest income divided by average total interest-earning assets.
(4) Annualized.
	(Dollars in thousands) (Unaudited)
	Six Months Ended June 30,
	2018			2017
		Interest			Interest
	Average	and	Yield/	Average	and	Yield/
	Balance	Dividends	Cost (4)	Balance	Dividends	Cost (4)
Assets:
Interest-Earning Assets:
Loans, Net	$795,872	$17,295	4.38%	$668,606	$14,415	4.35%
Investment Securities
Taxable	119,720	1,422	2.38	78,741	747	1.90
Exempt From Federal Tax	42,672	660	3.09	35,561	648	3.64
Other Interest-Earning Assets	12,417	208	3.38	25,147	186	1.49
Total Interest-Earning Assets	970,681	19,585	4.07	808,055	15,996	3.99
Noninterest-Earning Assets	73,859			57,107
Total Assets	$1,044,540			$865,162

Liabilities and
Stockholders' equity:
Interest-Bearing Liabilities:
Interest-Bearing Demand Deposits	$147,790	241	0.33%	$122,141	147	0.24%
Savings	161,610	186	0.23	127,141	116	0.18
Money Market	148,667	320	0.43	139,273	181	0.26
Time Deposits	181,751	1,227	1.36	158,610	886	1.13
Total Interest-Bearing Deposits	639,818	1,974	0.62	547,165	1,330	0.49

Borrowings	86,782	642	1.49	51,894	280	1.09
Total Interest-Bearing Liabilities	726,600	2,616	0.73	599,059	1,610	0.54

Noninterest-Bearing Demand Deposits	209,713			171,507
Other Liabilities	4,472			3,550
Total Liabilities	940,785			774,116

Stockholders' Equity	103,755			91,046
Total Liabilities and
Stockholders' Equity	$1,044,540			$865,162

Net Interest Income		$16,969			$14,386

Net Interest Rate Spread (1)			3.34%			3.45%
Net Interest-Earning Assets (2)	$244,081			$208,996
Net Interest Margin (3)			3.53			3.59
Return on Average Assets			0.47			0.82
Return on Average Equity			4.77			7.76
Average Equity to Average Assets			9.93			10.52
Average Interest-Earning Assets to
Average Interest-Bearing Liabilities			133.59			134.89

(1) Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2) Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3) Net interest margin represents net interest income divided by average total interest-earning assets.
(4) Annualized.

Contact:
Patrick G. O’Brien
President and Chief Executive Officer
Phone: (724) 225-2400
Fax: (724) 225-4903

2111 N. Franklin Dr.
Washington, PA  15301
www.communitybank.tv